Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated September 28, 2016

Registration No. 333-208711

This free writing prospectus relates to the proposed initial public offering of Class A common stock (the “Offering”) of Nutanix, Inc. (“Nutanix”), which is covered by the Registration Statement on Form S-1 (File No. 333-208711), as amended (the “Registration Statement”), that Nutanix filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

Information about Nutanix, and statements made by Dheeraj Pandey, our Chief Executive Officer and Chairman, during an interview were published in a September 27, 2016 online industry publication by Network World and its affiliated entity CIO.com. The full text of the industry publication is set forth below. Network World and CIO.com are not affiliated with Nutanix.

You should consider statements in the industry publication as set forth below only after carefully evaluating all of the information in the preliminary prospectus dated September 28, 2016 and the final prospectus to be subsequently filed with the SEC. In particular, you should carefully read the “Risk Factors” described in such preliminary prospectus and in such final prospectus. The Registration Statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the Registration Statement becoming effective and the filing of the final prospectus with the SEC.

Statements in the industry publication as set forth below that are not attributed directly to Mr. Pandey represent the opinions of such persons and are not endorsed or adopted by Nutanix or any other Offering participant. Statements in the excerpts from the industry publication as set forth below that are attributed directly to Mr. Pandey were not intended as, and should not be considered to be, offering material with respect to the Offering or otherwise.

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Nutanix CEO skewers box-based hyperconvergence rivals

Dheeraj Pandey says only Nutanix, VMware offer full convergence stack; labels Simplivity positioning ‘smoke and mirrors’, ‘baloney.’

By John Gallant

Network World | Sep 27, 2016 2:43 AM PT

Nutanix founder and CEO Dheeraj Pandey doesn’t want you to get too excited by today’s hyperconverged infrastructure offerings because they’re just ‘a pit stop’ on the way to making all infrastructure invisible. Pandey, whose company is preparing for an initial public offering, talked with IDG Chief Content Officer John Gallant about the competitive landscape in hyperconvergence today and he pulled no punches in assessing rivals like Simplivity and VCE. In Pandey’s view, only VMware is on the same path of building, essentially, the operating system for hybrid cloud but Nutanix is starting from a clean slate. Pandey also discussed Nutanix’s partnership with Dell Technologies and explained why Cisco has no love for his company these days.

I want to ask you the same question I recently asked the head of EMC’s VCE business unit. Can you explain to our readers what are the most appropriate use cases for hyperconverged infrastructure and where is it not appropriate?

People tend to focus too much on the what, and when I say what, it doesn’t mean hyperconverged itself. We have to focus on the why. Why is any of this happening? Basically, people don’t want too many components and too many boxes. IT needs to abstract itself out of stitching together things from ground zero. In that sense, just like the word ‘smart’ in smartphone went away over time, the word hyperconverged in infrastructure will fade away over time as well.

What we’re seeing is the coming together of things very similar to the way they all came together with iPhone, which eventually became a platform on which other devices became pure software. There are similar amalgamations happening in data center infrastructure because there are too many silos. You’ve seen the same phenomenon with the public cloud where everything is invisible. You don’t care what boxes, what operating system, what hypervisor, what storage arrays are being used in the underbelly of Amazon AWS. Developers just use APIs. Infrastructure is becoming code and people just want to program the code itself.

Hyperconverged is a mere pit stop in the journey to making everything invisible. The only way to fully automate is when everything is pure software. Hyperconverged takes the baby step towards making storage into software but then everything else has to become software; security has to become pure software, networking has to become pure software, all these things become pure software and now the data center is eminently programmable.

I get that vision but today companies have existing infrastructure and a set of applications that range from absolutely critical applications that have been built and tuned over the years to run the business to newer and some less critical applications. If I’m looking at this from the perspective of a CIO, am I ripping and replacing existing infrastructure or am I moving only the new to hyperconverged? I guess I’m trying to get a clear picture from them as to where this fits in.

Anything that is virtualizable is a candidate. You can virtualize the application in the last 10 years and now we will virtualize everything around it. That’s the real dream of virtualization, which is abstracting all these things and making it programmable. Whatever ran on VMware is very easy to run in this stack as well. Along the way we also figured out that we need to expand the scope of this platform because at the end of the day, we’re talking about a new operating system and this operating system is what Nutanix calls the Enterprise Cloud Operating System.

The idea that you need to make storage software-defined is one step in the journey but we need to make many other things software-defined and, more than that, we need to start thinking about consumption models. Can we have a consumer-grade way of consuming infrastructure which doesn’t involve even filing tickets? A lot of what IT does manually today could be done in pure software.

I’m fascinated by the shape of this HCI market today where you have standalone providers like you or Simplivity. You have major players like Dell Technologies that have their own offerings and then you have this semi-bewildering array of partnerships where the standalone companies are working with established companies. All of that seems like it is part of a transitional phase. I’m interested in understanding from you how you envision this market ultimately shaking out.

Two things: One is there are only two operating system players. There is VMware and there is Nutanix. Everybody else depends on one of the two. Simplivity depends on VMware or will depend on Microsoft in the future. Cisco depends on VMware. HP depends on VMware and then they add their little storage thing on the side. We, on the other hand, have built our own hypervisor because we realize the operating system is not complete without the hypervisor being your own in the stack. In that sense, there are two horses emerging here, VMware and Nutanix in the on-prem cloud infrastructure landscape.

Everybody wants to put their own value add like HP puts their own storage value add, Cisco is trying to put its own storage value add. But there is a lot more to this operating system than just storage. The management plane itself has to be rewritten, which is why the work we have done with Prism is so important. It has to be so simple, so elegant, so one-click that Oracle, SQL, Splunk, virtual desktop admins can actually consume infrastructure as well. One of the biggest reasons why the public cloud is succeeding is because their definition of operating system includes ecommerce metaphors. Computing and ecommerce are coming together.

Outsiders like AWS, who used to deal with toothpaste and mouthwash, they are able to sell computing because that is the new definition of the cloud operating system. Not just boxes and storage and networking and security and compute and virtual machines, but how you end up consuming them is equally important. In that sense, it’s not just about software-defined, it’s also about making it consumer grade as well. VMware is also trying very hard to figure out how to rewrite some of its management stack to be able to deal with the public cloud onslaught. But we have done this with an empty canvas. We have to look at this from the next-decade point of view as opposed to thinking about it the way VMware thought about VSAN 12 to 15 years ago.

In a year or two, what does the market look like? Are customers still primarily getting infrastructure from the folks they’re getting it from today, the HPs, the Dells, companies like that? Who are the big winners and losers in this transition?

First of all, the market is huge. If you look at the CapEx spend on infrastructure, that’s $215 billion between servers, storage, networking, security, operations management, software virtualization, software. Then there is another $450 billion of OpEx which is professional services and systems integrators and so on. There is a lot of money being spent on people as well that will become fully automated into software, which is one of the reasons why Amazon is doing well because the OpEx piece is also being fully automated and pure software.

Given that observation, I think there will be a place for multiple players. It’s really a red ocean rather than a blue ocean but there will be a lot of consolidation happening as well because there is too much dust here. Just like in the VM space three years ago there was a lot of consolidation that will happen. There was too much noise around software-defined networking and not much came out of it. Companies that have not been able to generate free cash flow over time cannot be independent companies. They will probably be acquired.

One dark horse in this is Microsoft, which is trying really hard to figure out how they will stitch together the public cloud itself, given that they have on-prem assets with Hyper-V, System Center, Azure and so on and they have value in the public cloud. That’s where the real battleground will be because at the end, the operating system has to virtualize the cloud itself, not just virtualize compute, networking and storage. The public cloud cannot be a separate silo. It has to be something that people can drag and drop between a principal workload running in on-prem environments or elastic workloads running in off-prem, rentable or rented environments.

In the big sense, you might even see Amazon building an appliance because they realize that not everything will be rented. After all, computing is no different than lodging or an automobile. Just because people rent a hotel doesn’t mean they don’t own their homes. They have vacation homes, they lease apartments. Similarly, people rent cars and Uber cars and they still own cars. There is a continuum of consumption that computing will follow and the existing players who are taking sides in this saying, basically, on-prem is the only way to do it are going to lose big time. It has to be a combination of on-prem and off-prem that will have to coexist.

What percentage of your sales today is software only versus appliance based?

We do a lot of work with OEMs and with Dell and Lenovo we started selling pure software as well. There are two different metrics here. There is revenue and there is billing. I think revenue-wise it is still pretty small now. Billing-wise it’s a little bit higher because we don’t recognize all the billing up front in the same quarter. In terms of revenue it’s less than 5% and in terms of billing it’s a little over 10%.

The reason I asked that is that I’m thinking through the answer you just gave me about the market transition. Do you ultimately see Nutanix being VMware-like in being primarily software focused versus the hardware sales?

Why did we have to do the appliance first? VMware needed to be acquired by EMC to [build] by brute force. That’s why they had to sell for $600 million. A company that was eventually worth $60 billion had to sell itself for one-hundredth the price to be able to brute force build the market. The appliance business helps us build a market without being at the mercy of OEMs. We took sales and marketing and logistics and break/fix and all the stuff in our own hands because we’re not just a technology company, we are a business. We are a standalone business that doesn’t have to be at the mercy of the large players who probably don’t want to see another VMware get built simply because it takes all the value out of their software.

As this opens up in the coming years, we will not take sides about appliances. If anything, we want to have a level playing field where different form factors and mechanics compete with each other and our sales force doesn’t take sides.

How do you differentiate Nutanix from Simplivity, VCE and other companies that offer HCI?

For one, we’re not a box company because we’re not just building a compute-plus-storage box. We’ve taken a full stack strategy, saying that we need to have our own hypervisor and our own management plane because the pane of glass is equally important. Everybody that you name right now is critically dependent on VMware for everything but storage. If you look at Cisco or HP or Simplivity or anybody else, they depend on VMware for the rest of the stack. Nutanix does not have to depend on VMware. That doesn’t mean that we’ll actually force our opinion down the throat of a customer who is a happy VMware customer. But at the same time, we believe that if we want to own the entire stack and do a better job of both web-scale engineering and consumer grade design, these are the ways in which we build our products now.

People talk about why, how and what. The why of the company is that we exist to make infrastructure invisible. The how, which is where we really differentiate, is web-scale engineering and consumer-grade design. You can start with three nodes and go up to 30 nodes or 300 nodes in a simple, one-click abstraction. That makes infrastructure extremely consumable. It’s very hard to touch us on both of these because these are fundamental. These are architectural principles for any company. Other players talk about doing this cheaper than Nutanix when the question is can you make it so simple that people can do this in two minutes versus two days or two weeks or three months of professional services.

I wanted to run by you a couple of comments from people that I’ve spoken to. I asked the head of VCE how he differentiates their product line from yours and Simplivity’s and he said, “What I think is fundamentally different is that we don’t think the entire market can be served with a single product. There are wide differences between customers and to be able to serve the market as a whole you have to have a portfolio.” What do you think of that claim?

It’s a very important observation. In some sense I agree with it but the difference is that I don’t agree with a portfolio of different operating systems. Linux is one operating system that’s great for all workloads. VMware is one operating system that does great for all workloads. Oracle was one database “operating system” that basically was built for all workloads. I mean, Windows is very similar. You don’t have different code bases of Windows, one for this app and one for that app. The most ubiquitous platform software systems do not have different code bases, one for each workload. That is where we are different.

We’re building one operating system code base for all workloads as opposed to one box for one workload that cannot spill over into each other, that cannot steal capacity from each other, that cannot say a word to each other. That’s still building silos actually and we don’t believe in the silo. So while we agree on the portfolio approach, the portfolio has to be different kinds of hardware like storage array, compute array, Flash array, memory array. We agree on different blocks of hardware but running a single cloud operating system software on them. The software must differentiate and the hardware should not be where you actually start to build the silos themselves.

Your perspective is that it’s difficult for them to integrate their products, whether it’s the converged offering versus the hyperconverged offering?

Yes. It’s not one operating system running in all of them that basically does everything across different kinds of hardware units. At the end of the day there’s no need to actually have different boxes on different hardware.

I also asked Doron Kempel, CEO at Simplivity, to contrast their approach and yours and there’s a high-level aspect to this question and a more detailed aspect. At the higher level, he described Nutanix as part of what he called the second phase of convergence, which is “great for VDI, tier 2, tier 3 applications” and he claims that Simplivity represents the third phase of converged, which is more enterprise focused, more critical-application focused. What’s your reaction to that?

At a high level I have a lot of respect for VMware, but I believe that Simplivity is a smoke and mirrors company. We already are seeing enough of their smoke and mirrors come out in the last six, nine, 12 months. They’ve fired a lot of people and the company is dwindling. It was really built on the strength of an SVGA card. This whole thing that it took 43 months to build this company and so on, it’s just baloney. It’s like total BS actually. I’ve not talked about it in the past but they are pretty good at being in the wake of transformations.

VMware and Nutanix are actually causing enough of a wake with some of these smaller companies who actually come and say we are actually this and we can do that with 3.0 versus 2.0. The real 3.0 is the public cloud. There is no such thing as 3.0 in hardware and on-prem. The true north of Nutanix and VMware and anyone on-premise is, can you stitch these things together, the public and the private clouds? Simplivity - I don’t even consider them to be a meaningful player in the coming 12 to 18 months. They will pretty much crater under their own weight around the false promises and expectations they have actually set forth in front of their customers.

Doron mentioned three specific areas of advantage that I would love your reaction to as well. Number one is backup data protection. When you introduce Simplivity you do not need backup, which is a significant cost center, and you do need that with Nutanix.

Yeah, if you look at an SMB company that probably doesn’t need a separate tool. Most companies need a pane of glass to back up physical servers and physical Oracle and physical SAP and they like to use the same tool to do everything in their ecosystem, their environment. If you go and talk to a Global 2000 customer, there’s a reason why they use Commvault, Veritas and so on. Go and tell them: Look, there’s a niche tool to do backups just for hyperconverge itself.

Our strategy is to figure out how to build this for these customers as opposed to saying we’ll build the tool for the SMB or the local environment itself. The backup workflow runs just fine as Simplivity but it cannot solve the problem for the Global 2000. In fact, even the Global 5000, there’s a reason why people use Veritas and Commvault and so on. One reason that we can actually build something that takes care of Simplivity’s box is a pretty niche argument to say that we have taken care of one big spend in IT itself.

The second aspect he said was that nobody does data efficiency the way Simplivity does. The whole data management capability and this is a quote, “is on a different cloud with Simplivity and we eliminate the need for any other data efficiency devices.”

If you go back through the history of Simplivity, they built their card over three years between 2008 and 2011 or something and then they came back and realized that dedupe is now a check box. Everybody has it. They had to really wrap this hyperconverged thing on top of their card. I would say it’s facetious because they’re adding things like thin provisioning and things like snapshot and clone capacity optimization. These are things that are table stakes. It is actually unethical to talk about these things when everybody else does it. So we don’t talk about the fact that snapshots and clones and thin provisions have been around for more than a decade.

Can you do something that is a global distributed algorithm? Can you run this on 300 nodes where data is sitting on one node? Can you deduplicate it with the data sitting on the 300 nodes in the same cluster? And the word cluster is very important. They use the word federation to basically play with the minds of the simplified IT admin and they use the word federation very different from clusters. You can have a federation of 50 nodes but you cannot do vMotion across them. They’re putting smoke and mirrors on to say that they are the same as Nutanix and VMware. Nutanix and VMware are the only two pieces of software that have big clusters and distributed systems that can run on hundreds of nodes. Therefore, things like deduplication, compression, capacity optimization run on these large systems as opposed to running on pairs of two nodes which is what Simplivity’s architecture is all about.

Finally, number three, he mentioned is the ability to manage all of your remote sites. “We allow them to manage everything remotely very efficiently,” which I think is a dig at your management tools. What is your reaction to that?

Very few companies are actually trying to build a management plane, a pane of glass that is built ground-up. We started investing in this seven years ago when we started this company and said design is the core of the next-generation infrastructure. Now companies like Cisco and others and even HP for that matter, they’re trying to figure out how to build independent of vCenter for their own hyperconverged products. I think touching us on either issue is very, very hard. The only company that does a better job than us is probably Amazon with the public cloud.

Cisco & Dell

Shifting gears, Cisco doesn’t seem to have much love for Nutanix these days. I wonder if you could talk about what you think of that company’s ACI strategy and their overall approach to the HCI market.

Nobody wants to see another VMware grow up. It takes the value of the hardware into pure software, which is happening as we speak. More and more automation and programmability and analytics and machine learning and all sorts of things are happening in software itself. At the end of the day, Cisco would like to have a strategy that keeps them independent and not dependent on another software company and therefore they have to chart their own course when it comes to this new infrastructure stack.

I’m sure there are two camps at Cisco. One says: Why can’t we sell more hardware, even if it’s someone else’s software? And that’s basically the grassroots sellers because we have them, they’re not supposed to compete with them. And then there are people at corporate who have a strategy around working with companies that they can eventually acquire as opposed to companies they need to be forced to OEM with. We are not looking for that strategy where the only way to work with Cisco would be to actually get acquired.

I also wanted to ask you about the new Dell Technologies now that the Dell/EMC deal is completed. Are you concerned that will significantly change or end your partnership with Dell? That’s a critical market for them and how long will they want to have a network of partners versus really owning that themselves?

I have a philosophical take on that. If you look at consumer companies, they are pretty comfortable having a cooperative relationship and basically being comfortable with competition. Think of Google Maps running on iOS, for example, or Microsoft Office tools running on iOS. Amazon lets its partners compete with Amazon itself and Amazon still makes money off of these reseller partners, the ecommerce, retail reseller partners. If you search for something on Amazon, you can buy from Amazon and they can fulfill it from their warehouse or you can buy it through their partner resellers and Amazon still makes money.

There is this whole network effect [from] letting competing partners actually play on their platform. That’s what builds real ubiquity in these platform companies, whether it’s iOS or whether it’s Amazon’s retail side. Some of that mentality will have to seep into the enterprise as we go. We are seeing some of that with Dell saying: Look, at the end of the day it’s not just about our brand but it’s also about market forces.

Computing in the last 10 years has become more of a buyers’ market, more so than a sellers’ market. Twenty years ago, it was absolutely a seller’s market because the only way you would know about a new technology in computing was when an IBM seller would come once a quarter to your office. There is a level playing field now where you can consume computing by swiping a credit card and that has changed the creation around what’s right for the buyer is what’s right for the seller.

I read an interview you did at your 2015 user conference and you said, “The good thing is that we’re ready for any form factor. We’re ready for an Amazon form factor, an Azure form factor.” Can you explain what you meant there and where you stand on those things?

We have dipped our toes with our software running on Amazon and Azure for backups and secondary storage like snapshots for archival purposes and things like that. The good thing is that we didn’t go too deep into building SVGA and ASICs. That helps us be more flexible in order to float on top of any hypervisor. We’re able to run on top of VMware. We’re able to run on top of our own hypervisor. We’re able to run on top of Microsoft and in the future you will see us run on top of bare metal with containers as well because again, the software that is written is not tied to any one kernel operating system.

Even when you do things on your own hypervisor, you’re doing things such that it’s secular and agnostic to the hypervisor itself. That gives us the freedom to run our software in, let’s say, a public cloud hypervisor. You’ll see us do more of this in the future. Now how much of the public cloud APIs will be open for us to make things really efficient? Time will tell whether Amazon and Azure open it up for the fastest and the most efficient way to manage data, to really automate containers, virtual machines, networking and security. Suffice to say that we have a lot of interest in making money in the OpEx model of rented computing as well. How it turns out, I think it’s still early days for us but we’ll keep at that for now.

What is the biggest obstacle to enterprise adoption of HCI? What is the issue that you face when you try to make a sale?

It’s very similar to any new paradigm shift. If you look at even the public cloud, there are a ton of naysayers. Think of the bell curve. The bell curve has innovators, early adopters, early majority, late majority and laggards. Every new philosophy, every new paradigm shift, had to go through the bell curve. It’s the rite of passage. Whether it was VMware with virtualization, right now public cloud computing, 20 years ago it was Linux and Windows and Intel. You just have to go through a bell curve and there are tangents along the way, going from innovators to early adopters to early majority to late majority and laggards. You have to cross chasms and there are technologies and paradigm shifts that flatter to deceive. The idea that we are floating about this enterprise cloud operating system is probably in its early majority in the journey and we have to get to the late majority and the laggards, which is another five or 10 years’ worth of work.

I also wanted to make sure I talked to you about your acquisition of PernixData. Obviously you brought considerable talent into the business with that. I want readers to understand how that advances your strategy.

In a meaningful way around data movement and migration because they are in the path of I/O. Basically they see every I/O going to a three-tier stack and they can consistently move the data out into the new stack. Our goal is to actually meld our one-click philosophy and conviction with their ability to see every I/O on a consistent basis. The keyword is consistent. They are not a piece of software that sits out of band of the I/O itself and given that we can do online migrations across hypervisors makes it a unique technology.

What’s ahead in the coming year? What should people expect from Nutanix?

A big part of this would be, again, going from the early majority to the late majority and crossing that chasm. Making sure that the culture of the company is intact, where it continues to be known as a company that doesn’t just build its own software but also builds careers along the way. The kind of delight we’ve provided to our employees and customers and partners in the last five, six years, I think is the true challenge. I call it the paradox of growth because growth creates complexity of all kinds - product complexity, business complexity, organization complexity - and complexity kills growth. How do we make sure that as we grow, we continue to stay grounded? While we do understand the smoke and mirror competitors, how do we learn from companies like VMware, Amazon, Azure and grow for the next five years and beyond?

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Clarifications

Mr. Pandey stated that “If you look at the CapEx spend on infrastructure, that’s $215 billion between servers, storage, networking, security, operations management, software virtualization, software. Then there is another $450 billion of OpEx which is professional services and systems integrators and so on. There is a lot of money being spent on people as well that will become fully automated into software, which is one of the reasons why Amazon is doing well because the OpEx piece is also being fully automated and pure software.” Investors should review the information regarding Nutanix’s market opportunity and industry in the Business section and elsewhere in its preliminary prospectus, and not the statements made in the industry publication.

Additionally, Mr. Pandey stated that “… there are only two operating system players. There is VMware and there is Nutanix. Everybody else depends on one of the two.” and also engaged in extensive discussion of other competitors. Investors should review the information regarding Nutanix’s competitors in the Business section, the Risk Factors and elsewhere in this prospectus, and not the statements made in the industry publication.

Forward Looking Statements

During the course of the interview, Mr. Pandey may have made forward-looking statements that involve risks and uncertainties, including statements regarding market size and growth, industry trends and competitive landscape. Forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including: Nutanix’s future financial performance; Nutanix’s business plan and its ability to effectively manage its growth; anticipated trends, growth rates and challenges in its business and in the markets in which Nutanix operates; market acceptance of new technology and recently introduced solutions; beliefs and objectives for future operations; Nutanix’s ability to increase sales of its solutions; Nutanix’s ability to attract and retain end-customers; Nutanix’s ability to further penetrate its existing end-customer base; maintaining and expanding its end-customer base and its relationships with its channel partners; its ability to timely and effectively scale and adapt its existing solutions; its ability to develop new solutions and bring them to market in a timely manner and make enhancements to its existing solutions; its expectations concerning relationships with third parties; the effects of increased competition in its markets and its ability to compete effectively; anticipated capital expenditures; future acquisitions or investments in complementary companies, products, services or technologies and the ability to successfully integrate acquisitions; its ability to stay in compliance with laws and regulations that currently apply or become applicable to its business; economic and industry trends, projected growth or trend analysis; as well as the additional risks and uncertainties that could affect Nutanix, are included in the section titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the preliminary prospectus contained from time to time within the Registration Statement. All forward-looking statements contained herein are based on information available to Nutanix as of the date hereof.

Nutanix has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents Nutanix has filed with the SEC for more complete information about Nutanix and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; or RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281.